Endeavor Power Corp 8-K

Exhibit 2.1

THE SECURITIES TO WHICH THIS AGREEMENT AND PLAN OF MERGER RELATES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND WILL BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made effective as of the 1st of November 2012

AMONG:

ENDEAVOR POWER CORP., a Nevada corporation

(“EDVP”)

AND:

PARALLAX DIAGNOSTICS, INC., a Nevada corporation

(“PRLX”)

AND:

ENDEAVOR SCIENTIFIC HOLDINGS, LTD., a Nevada corporation

(“EDVP Sub”)

AND:

PARALLAX SHAREHOLDERS, a majority of the Parallax Diagnostics, Inc. Shareholders

(“PRLX Shareholders”)

WHEREAS:

A. EDVP Sub is a wholly-owned subsidiary of EDVP;

B. The board of directors of each of EDVP and PRLX deem it advisable and in the best interests of their respective companies and shareholders that PRLX be merged (the “Merger”) with and into EDVP Sub, with PRLX remaining as the surviving corporation under the name “Parallax Diagnostics, Inc.;

C. PRLX Shareholders is represented by Montecito Bio Sciences, Ltd., whose ownership represents 84.4% of the issued and outstanding shares of PRLX;

C.   For federal income tax purposes, EDVP, EDVP Sub and PRLX intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code; and

D.  The boards of directors of each of EDVP, EDVP Sub, PRLX and the PRLX shareholders have approved this Agreement and Plan of Merger (the “Agreement”) and the transactions contemplated hereby; and

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree each with the other as follows:

1. DEFINITIONS

1.1 Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)	“Agreement” means this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)	“PRLX” has the meaning ascribed to it in the preamble to this Agreement;

(c)	“PRLX Common Stock” has the meaning ascribed to such term in Section 3.3 hereof;

(d)	“PRLX Financial Statements” means the financial statements of PRLX included in Schedule 10 hereto and forming part of this Agreement;

(e)
“PRLX Shares” means the 24,870,000 shares of PRLX Common Stock and held by the Shareholders, being all of the issued and outstanding securities of PRLX beneficially held, either directly or indirectly, by the Shareholders;

(f)	“PRLX Shareholders” means the 21,000,000 shares owned by Montecito Bio Sciences, Ltd. a Nevada, corporation representing 84.4% of the issued and outstanding shares of PRLX.

(g)	“Applicable Securities Legislation” means all applicable securities legislation in all jurisdictions relevant to the issuance of the EDVP Shares;

(h)	“EDVP” has the meaning ascribed to it in the preamble to this Agreement;

(i)	“EDVP Common Stock” has the meaning ascribed to it in Section 3.3 hereto;

(j)	“EDVP Shares” means up to 90,375,750 fully paid and non-assessable shares of the common stock of EDVP to be issued to the Shareholders on the Closing Date;

(k)
 “Closing” means the completion of the Transaction, in accordance with Section 6 hereof, at which time the Closing Documents will be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(l)	“Closing Date” means November 1, 2012, or a date mutually agreed upon by the parties hereto;

(m)	“Closing Documents” means the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(n)	“Code” has the meaning ascribed to such term in Recital C hereto;

(o)
“Loss” means any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by any person or entity including damages for lost profits or lost business opportunities;

(p)	“Merger” has the meaning ascribed to such term in Recital B hereto;

(q)	“Merger Consideration” has the meaning ascribed to such term in Section 2.2(e) hereto;

(r)	“Stock Cancellation” means the 90,375,750 Shares of common stock of EDVP that are to be cancelled at Closing;

(s)	“OTC Market” means the Over the Counter Market or “OTCQB”;

(t)
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, government, entity or government or any group comprised of one or more of the foregoing.

(u)	“Patents” means the patents listed in Schedule 13 hereto;

(v)	“510K Cleared Approvals” means FDA Cleared tests listed in Schedule 13 hereto;

(w)	“SEC” means the United States Securities and Exchange Commission;

(x)	“SEC Reports” means the periodic and current reports filed by EDVP and PRLX with the SEC pursuant to the 1934 Act;

(y)	“Shareholders” means the Shareholders of PRLX listed in Schedule 1 hereto;

(z)	“Surviving Corporation” has the meaning ascribed to such term in Section 2.1 hereto;

(aa)
“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code 59A), customs duties,  capital  stock,  franchise, profits, withholding, social  security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty,  or  addition  thereto,  whether  disputed  or  not  and  including any obligations  to indemnify or otherwise assume or succeed to the Tax liability of any  other  Person.

(bb)
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(cc)	“Transaction” means the merger of EDVP Sub into PRLX and the issuance of the EDVP Shares to the Shareholders;

(dd)	“Transmittal Documents” has the meaning ascribed to such term in Section 2.3 hereto;

(ee)	“1933 Act” means the United States Securities Act of 1933, as amended;

(ff)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended; and,

(gg)	Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	-	PRLX Shareholders
Schedule 2	-	Directors and Officers of PRLX & Certificate of Officer
Schedule 3	-	Directors and Officers of EDVP & EDVP Sub & Certificate’s of Officer
Schedule 4	-	PRLX Liabilities
Schedule 5	-	PRLX Leases, Subleases, Claims, Capital Expenditures, Taxes and Other Property Interests
Schedule 6A	-	Certificate of U.S. Shareholder
Schedule 6B	-	Certificate of Non-U.S. Shareholder
Schedule 7 Schedule 8 Schedule 9 Schedule 10	- - - -	PRLX Material Agreements PRLX Employment Agreement & Consultant Agreements Trademarks and Patents FDA Cleared 510K Tests
Schedule 11	-	PRLX Financial Statements
Schedule 12 Schedule 13	- -	PRLX Actions, Proceedings, Judgements, Orders and Claims EDVP Shareholder Cancellation Resolution

1.2 Currency. All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

2. MERGER TRANSACTION

2.1 Merger. On and subject to the terms and conditions of this Agreement, EDVP Sub will merge with and into PRLX at the Effective Time (as defined below).  PRLX shall be the corporation surviving the Merger (the “Surviving Corporation”).

2.2 Effect of Merger.

(a)
General.  The Merger shall become effective on the date and at the time (the “Effective Time”) PRLX and EDVP Sub file the Articles of Merger with the State of Nevada.  The Merger shall have the effect set forth in the Nevada Revised Statutes.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either PRLX or EDVP Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(b)	Articles of Incorporation. The Articles of Incorporation of Surviving Corporation shall be the Articles of Incorporation of PRLX immediately prior to the Effective Time.

(c)	Bylaws. The Bylaws of Surviving Corporation shall be the Bylaws of PRLX immediately prior to the Effective Time.

(d)
Directors and Officers.  The directors and officers of PRLX shall be and remain the directors and officers of Surviving Corporation at and as of the Effective Time, each holding the office with the Surviving Corporation that he or she held with PRLX immediately prior to the Effective Time.

(e)
Conversion of Securities.  At and as of the Effective Time, the PRLX Shares shall be converted into the right to receive EDVP Shares (for each Shareholder a fractional share resulting from conversion of its aggregate holdings will be rounded up to the nearest whole share) which EDVP Shares will be issued to the Shareholders on a basis of one (1) EDVP Share for each PRLX Share held (the “Merger Consideration”).  No PRLX securities shall be deemed to be outstanding or to have any rights other than those described and provided for in this Section 2 at and after the Effective Time.

(f)
PRLX Employee Stock Option Plan.    At and as of the Closing there will be 2,800,000 options authorized under the PRLX Employee Stock Option Plan (“ESOP”). The Company has issued 1,375,000 Options with a strike price of $.10 per share to its CEO J. Michael Redmond and 600,000 Options to 4 key executives and consultants with a strike price of $.25.  The PRLX ESOP’s Option strike price will be changed to reflect the consolidated EDVP capital structure at Closing.  The PRLX ESOP will convert into shares of EDVP after Closing.

(g)
Issued PRLX Preferred Shares.                                                              PRLX has issued 50,000 Shares of Convertible Preferred stock that converted into 1,000,000 shares of the Company’s common stock at $.50 per share of common with a conversion rate of 1 share of preferred for 20 shares of PRLX common stock.  The Convertible Preferred Shares were issued with a ratchet provision. The PRLX Preferred shares conversion to common ratio will be changed to reflect the consolidated EDVP capital structure at Closing.

(h)	Conversion Ratio of PRLX Preferred Shares. At and as of the Closing, the 1,000,000 PRLX will be able to convert to 3,633,926 shares of EDVP.

(i)
Issued Warrants to Purchase PRLX Shares.  At and as of the Effective Time, there are currently 1,000,000 outstanding PRLX Warrant or right to purchase or acquire any securities of PRLX to which will convert into shares EDVP common stock at $1.50 per share. The Warrants were issued as part of an issuance of convertible preferred stock that included a ratchet provision. The PRLX Warrant’s strike price will be changed to reflect the consolidated EDVP capital structure at Closing.

(j)
Conversion Ration of PRLX Warrants.  At and as of the Closing, the 1,000,000 PRLX Warrants will convert 3,633,926 shares of EDVP with a strike price, after the affect of the ratchet provision, of $.41 per share.

(k)
Conversion of EDVP Sub Securities.  At and as of the Effective Time, all EDVP Sub securities shall be converted into 90,375,750 shares of common stock of the Surviving Corporation, as such are constituted immediately following the Effective Time, and shall be registered in the name of EDVP.

(l)
Effect of Merger. On the Effective Date, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of PRLX and EDVP Sub; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of PRLX or EDVP Sub on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in PRLX or EDVP Sub, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of PRLX and EDVP Sub shall be preserved unimpaired, and all liens upon the property of PRLX and EDVP Sub shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

2.3 Procedure for Exchange of Shares.  Immediately after the Effective Time, EDVP shall mail or cause to be mailed by mail or courier to the Shareholders (excluding the holders of Dissenting Shares) at their addresses as they appear on the books and records of PRLX the following documents (the “Transmittal Documents”): (i) a letter of transmittal for the Shareholders to use in surrendering the certificates representing their PRLX Shares in exchange for certificates representing the EDVP Shares to which they are entitled pursuant to the conversion under Section 2.2(e) hereof; (ii) instructions for effecting the surrender of such PRLX Shares in exchange for the Merger Consideration; and (iii) an accredited investor certificate in the form attached as Schedule 7A or a Non-U.S. person certificate in the form attached as Schedule 7B to this Agreement. The EDVP Shares to be issued to the Shareholders shall be, as of the Effective Time, fully paid and non-assessable and shall be issued by EDVP upon EDVP’s receipt of the respective Shareholder’s duly executed Transmittal Documents pursuant to a safe harbor from the prospectus and registration requirements of the 1933 Act. All certificates representing the EDVP Shares, when issued in accordance with the terms of this Agreement, will be endorsed with restrictive legends substantially in the same form as the following legends pursuant to the 1933 Act, in order to reflect the fact that these are restricted securities and will be issued to the Shareholders pursuant to a safe harbor from the registration requirements of the 1933 Act:

For Selling Shareholders not resident in the United States:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

For Selling Shareholders resident in the United States:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

2.4                      No Fractional Shares of EDVP Common Stock.  No certificates or scrip or shares of EDVP Common Stock representing fractional shares of EDVP Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of the PRLX Shares.

2.5    Restricted Shares. PRLX acknowledges that the EDVP Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under Applicable Securities Legislation and as a result may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with all Applicable Securities Legislation.

2.6 Lost Certificates. If any certificate for PRLX Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by EDVP, the posting by such Person of a bond in such reasonable amount as EDVP may direct as indemnity against any claim that may be made against it with respect to such certificate, EDVP will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of PRLX Common Stock formerly represented thereby.

2.7                   Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of EDVP, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of EDVP, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

3. REPRESENTATIONS AND WARRANTIES OF PRLX

Except as set forth in the disclosure schedules attached hereto, and except as disclosed in the PRLX Financial Statements, PRLX represents and warrants to EDVP, and acknowledges that EDVP is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of EDVP, as follows:

3.1 Organization and Good Standing. PRLX is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

3.2 Authority. PRLX has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “PRLX Documents”) to be signed by PRLX and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by PRLX and the consummation by PRLX of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of PRLX, subject to approval by its stockholders.  This Agreement has been, and the other PRLX Documents when executed and delivered by PRLX will be, duly executed and delivered by PRLX and this Agreement is, and the other PRLX Documents when executed and delivered by PRLX as contemplated hereby will be, valid and binding obligations of PRLX enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.3 Capitalization of PRLX. The entire authorized capital stock and other equity securities of PRLX consists of: (i) 24,870,000 shares of common stock, par value $0.001 (the “PRLX Common Stock”) issued and outstanding as of the date of this Agreement and 50,000 shares of convertible Preferred stock that upon conversion represent 1,000,000 Shares of Common stock.  The Preferred Shares were issued with a ratchet provision that adjusted the conversion from preferred to common from 1,000,000 shares to 3,633,926 shares of Common stock in EDVP. The Preferred shares were issued with 100% Warrant coverage that issued 1,000,000 Warrants with a strike price of $1.50 that when adjusted for the ratchet provision caused their to be issued 3,633,926 Warrants with a strike price of $.41 In conjunction with an investment banking agreement with Monarch Bay Associates, LLC the Company issued 500,000 Warrants with a strike price of $.50 per share. The Monarch Warrant Agreement did not contain a ratchet provision.  There is 1,975,000 Options in the PRLX ESOP with 1,375,000 Options with a strike price of $.10 per share and 600,000 Options with a strike price of $.25 per share.  All of the issued and outstanding PRLX Shares have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the general corporate laws of the State of Nevada and its articles and bylaws.  There are no agreements to which PRLX is a party purporting to restrict the transfer of the PRLX Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the PRLX Common Stock.

3.4 Shareholders of PRLX. The Shareholders, as listed in Schedule 1 to this Agreement, are the only registered holders of the PRLX Shares.

3.5 Directors and Officers of PRLX. The duly elected or appointed directors and officers of PRLX are as set out in Schedule 2 to this Agreement.

3.6 Subsidiary. PRLX has no subsidiaries

3.7 Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)
conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of PRLX under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other material agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PRLX, or any of its material property or assets;

(b)	violate any provision of the articles or bylaws of PRLX; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to PRLX or any of its material property or assets.

3.8 Actions and Proceedings.  To the best knowledge of PRLX, except as listed on Schedule 14 hereto, there is no action, suit, judgment, claim, demand or proceeding, outstanding or pending, or threatened against or affecting PRLX or its subsidiaries, or which involves any of the business, or the properties or assets of PRLX that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of PRLX taken as a whole (an “PRLX Material Adverse Effect”).

3.9 Compliance.

(a)
To the best knowledge of PRLX, PRLX and its subsidiaries are in compliance with, are not in default or violation in any material respect under, and have not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of PRLX;

(b)
To the best knowledge of PRLX, neither PRLX nor its subsidiaries are subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a PRLX Material Adverse Effect, except as listed on Schedule 14; and

(c)
To the best knowledge of PRLX, PRLX and its subsidiaries have operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. PRLX has not received any notice of any violation thereof, nor is PRLX aware of any valid basis therefore.

3.10 Filings, Consents and Approvals. To the best knowledge of PRLX, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by PRLX of the Transaction contemplated by this Agreement or to enable PRLX to continue to conduct its business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.11 Absence of Undisclosed Liabilities. Except as disclosed in this Agreement or in the PRLX Financial Statements, PRLX does not have any liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that could in the aggregate exceed $10,000, which have not heretofore been paid or discharged, other than in the ordinary course of business.

For purposes of this Agreement, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.12 Absence of Changes. Except as disclosed in this Agreement, in Schedule 6 or in the PRLX Financial Statements, since September 30, 2012, PRLX has not:

(a)
failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)
created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of PRLX to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)
made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)
declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)
received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)
made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

(j)
other than in the ordinary course of business, increase the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled other than to increase salaries of certain employees to market rates in accordance to the projections previously provided EDVP by PRLX; or

(k)	agreed, whether in writing or orally, to do any of the foregoing.

3.13 Personal Property. PRLX possesses, and has good and marketable title of all property necessary for the continued operation of the business of PRLX and as presently conducted and as represented to EDVP.  All such property is used in the business of PRLX. All such property is in reasonably good operating condition, and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by PRLX are owned by PRLX free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in Schedule 6 to this Agreement.

3.14 Intellectual Property.  PRLX does not have any intellectual property other than as disclosed on Schedule 9.

3.15 Real Property. PRLX does not own any real property but has a month-to-month lease on its office space. Each of the leases, subleases, claims, capital expenditures, Taxes or other real property interests (collectively, the “Leases”) to which PRLX is a party or is bound, as set out in Schedule 5 to this Agreement, is legal, valid, binding, enforceable and in full force and effect in all material respects.  The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms on the Closing Date.  PRLX has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.16 Material Contracts and Transactions. Schedule 6 to this Agreement lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which PRLX is a party (each, a “Contract”).  Subject to Section 6.2(p) hereof, the continuation and validity of each Contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

3.17 Certain Transactions. PRLX is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.18 No Brokers. PRLX has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

3.19 Completeness of Disclosure. No representation or warranty by PRLX in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to EDVP pursuant hereto contains or will contain any untrue statement of a material fact.

3.20 Financial Condition. PRLX has delivered all financial statements required under applicable securities laws to be filed by EDVP in connection with the Transaction, which information is true in all material respects.

4. REPRESENTATIONS AND WARRANTIES OF EDVP AND EDVP SUB

Each of EDVP and EDVP Sub represent and warrant to PRLX and acknowledge that PRLX is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of PRLX, as follows:

4.1 Organization and Good Standing.

(a) EDVP is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has the requisite corporate power and authority to own, lease and carry on its business as it is now being conducted.  There is no pending or threatened proceeding for the dissolution or liquidation of EDVP.

(b) EDVP Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  EDVP Sub was formed solely for the purpose of the Merger and has no business, assets, liabilities, contracts or commitments other than as set forth in this Agreement.  There is no pending or threatened proceeding for the dissolution or liquidation of EDVP Sub.

(c) Except for EDVP Sub, EDVP (i) does not, directly or indirectly, own any interest in any corporation, partnership, joint venture, limited liability company, or other Person, and (ii) is not subject to any obligation or requirement to provide funds to or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(d) EDVP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a EDVP Material Adverse Effect (as defined herein).

(e) EDVP has provided complete and accurate copies of the Articles of Incorporation and Bylaws of EDVP and EDVP Sub, as currently in effect, and minutes and other records of the meetings and other proceedings of the Board of Directors and stockholders of EDVP.  Neither EDVP nor EDVP Sub is in violation of any provisions of its Articles of Incorporation or Bylaws.

4.2 Authority.

(a) Each of EDVP and EDVP Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement and any other document contemplated by this Agreement (collectively, the “EDVP Documents”) by EDVP and EDVP Sub and the consummation by EDVP and EDVP Sub of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of EDVP and EDVP Sub.  This Agreement has been duly executed and delivered by EDVP and EDVP Sub and constitutes a legal, valid and binding obligation of EDVP and EDVP Sub, enforceable against each of them in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and, (iii) as limited by public policy..  No vote or approval of the shareholders of EDVP is required in connection with the Merger.

(b) The execution and delivery by EDVP and EDVP Sub of this Agreement does not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, or result in a violation of, any provision of bylaws or other charter documents of EDVP or EDVP Sub, (ii) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which EDVP is a party or to which the properties or assets of EDVP or EDVP Sub are subject, (iii) create any lien upon any of the properties or assets of EDVP or EDVP Sub, or (iv) constitute, or result in, a violation of any law applicable to EDVP or EDVP Sub or any of the properties or assets of either of them.

(c) No consent, approval, order or authorization of, notice to, registration or filing with any governmental authority or other Person is necessary in connection with the execution and delivery of this Agreement by EDVP and EDVP Sub or the consummation by EDVP and EDVP Sub of the transactions contemplated by this Agreement, except for (i) filing of the Articles of Merger with the Nevada Secretary of State, (ii) the filing of a Form D and related state securities law notices in connection with the issuance of EDVP Common Stock in connection with the Merger and (iii) the filing of a current report on Form 8-K with the SEC announcing completion of the Merger.

4.3 Maximum Liabilities. Immediately prior to Closing, other than professional fees, EDVP will not have any net liabilities or net obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, after taking into account EDVP’s cash and cash equivalents and receivables, that could in the aggregate exceed $20,000 which have not been paid or discharged at that time.

4.4 Capitalization of EDVP.

(a) Prior to the Stock Consolidation, the authorized capital stock of EDVP consists of 250,000,000 shares of common stock with a par value of $0.001 (the “EDVP Common Stock”).  The issued and outstanding capital stock of EDVP consists entirely of 151,063,898 shares of EDVP Common Stock.  All issued and outstanding shares of EDVP Common Stock are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights. There are no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which EDVP is a party or is bound, requiring or which could require the issuance, sale or transfer by EDVP of any shares of capital stock of EDVP or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of EDVP.  There are no stock appreciation rights or similar rights relating to EDVP.  EDVP will have issued and outstanding no more than 151,063,898 shares of EDVP Common Stock immediately prior to the issuance of the EDVP Shares as contemplated by this Agreement. EDVP is to cancel 90,540,535 Shares of Common Stock after it issues 90,540,535 Shares of Common stock pursuant to Agreement and Plan of Merger.  Neither EDVP nor any of its representatives have received any formal or informal notification from FINRA or other official party or representative that that EDVP common stock is not authorized (with or without the passage of time) for continued trading on the OTC Market.

(b) The authorized capital of EDVP Sub consists of 25,000,000 shares of common stock, $0.001 par value per share, of which one (1) share is issued and outstanding and held by EDVP.  Other than such outstanding shares, there are no shares of capital stock or other equity securities of EDVP Sub outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which EDVP or EDVP Sub is a party or is bound, requiring or which could require the issuance, sale or transfer by EDVP or EDVP Sub of any shares of capital stock of EDVP Sub, any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of EDVP Sub.  There are no stock appreciation rights or similar rights relating to EDVP Sub.

(c) To the knowledge of EDVP, all of the shares of EDVP Common Stock issued and outstanding immediately prior to the date of this Agreement have been issued in compliance with the 1933 Act and applicable state securities laws in reliance on exemptions from registration or qualification thereunder.

4.5 Duly Authorized. All of the issued and outstanding shares of EDVP Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations.  Other than the share issuances contemplated by this Agreement, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating EDVP to issue any additional shares of EDVP Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from EDVP any shares of EDVP Common Stock as of the date of this Agreement. There are no agreements purporting to restrict the transfer of the EDVP Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the EDVP Common Stock.

4.6 Ownership of EDVP Sub, No Prior Activities.  As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, EDVP Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

4.7 Directors and Officers of EDVP. The duly elected or appointed directors and the duly appointed officers of EDVP are as listed on Schedule 3 to this Agreement.

4.8 Corporate Records. The books and records of EDVP have been maintained and preserved in accordance with applicable regulations and business practices.  The corporate minutes books of EDVP and EDVP Sub are complete and correct and the minutes and consents contained therein accurately reflect actions taken at a duly called and held meeting or by sufficient consent without a meeting.  All actions by EDVP and EDVP Sub, which required director or shareholder approval, are reflected on the respective corporate minute books.

4.9 Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of this Transaction will:

(a) conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of EDVP under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EDVP or any of its material property or assets;

(b) violate any provision of the applicable incorporation or charter documents of EDVP; or

(c) violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to EDVP or any of its material property or assets.

4.10 Contracts and Commitments.

(a) Except for this Agreement and the agreements and transactions specifically contemplated by this Agreement, neither EDVP nor EDVP Sub is a party to or subject to, nor plans to enter into:

(i)   any agreement or other commitments requiring any payments or performance of services by EDVP or EDVP Sub;

(ii)   any agreement or other commitments containing covenants limiting the freedom of EDVP or EDVP Sub to compete in any line of business or with any Person or in any geographic location or to use or disclose any information in their possession;

(iii)   any license agreement (as licensor or licensee) or royalty agreement;

(iv)   any agreement of indemnification, other than indemnification rights granted in the Bylaws of EDVP;

(v)   any agreement or undertaking pursuant to which EDVP is: (A) borrowing or is entitled to borrow any money; (B) lending or has committed itself to lend any money; or (C) a guarantor or surety with respect to the obligations of any Person;

(vi)   any powers of attorney granted by EDVP; and

(vii)   any leases of real or personal property.

(b) EDVP is not in violation or breach of any contract.  There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any contract on the part of EDVP or, to the knowledge of EDVP, any other party thereto or would permit the modification, cancellation or termination of any contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of EDVP or EDVP Sub.  EDVP has not received in writing any claim or threat that EDVP or EDVP Sub has breached any of the terms and conditions of any contract.

(c) The consent of, or the delivery of notice to or filing with, any party to a contract is not required for the execution and delivery by EDVP of this Agreement or the consummation of the transactions contemplated under the Agreement.

4.11 Validity of EDVP Shares. The EDVP Shares to be issued to the Shareholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.12 Actions and Proceedings. There is no legal action, claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now (i) pending or, to the knowledge of EDVP, threatened against EDVP which involves any of the business, or the properties or assets of EDVP that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of EDVP taken as a whole (a “EDVP Material Adverse Effect”) or pending or, to the knowledge of EDVP, threatened against any current employee, officer or director of EDVP that, in any way relates to EDVP.  EDVP is not subject to any order, judgment, writ, injunction or decree of any governmental authority.

4.13 Compliance.

(a) To the best knowledge of EDVP, EDVP is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of EDVP;

(b) To the best knowledge of EDVP, EDVP is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a EDVP Material Adverse Effect;

(c) EDVP has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of EDVP, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

(d) EDVP has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. EDVP has not received any notice of any violation thereof, nor is EDVP aware of any valid basis therefore.

4.14 Filings, Consents and Approvals.     EDVP will conduct or obtain any filing, registration, permit or authorization from any public or governmental body or authority or other person that is necessary for the consummation by EDVP of the Transaction contemplated by this Agreement and to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

4.15 SEC Filings.

(a)  EDVP has furnished or made available to PRLX and the Shareholders a true and complete copy of each report filed by EDVP with the SEC (collectively, and as such documents have since the time of their filing been amended, the “EDVP SEC Reports”).  EDVP has filed all SEC Reports required by it to be filed with the SEC up to the September 30, 2011 Form 10-Q and such reports had been filed timely or within any period of extension for filing allowed under applicable rules.  EDVP acknowledges that at the time of the Closing of this Merger EDVP will need to file its 2011 10-K Annual Report that was due on March 30, 2012, its March 30, 2012 10-Q, its June 30, 2012 10-Q and its September 30, 2012 10-Q.  The EDVP SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EDVP SEC Reports or necessary in order to make the statements in such EDVP SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes), contained in the EDVP SEC Reports, including any EDVP SEC Reports filed after the date of this Agreement until the Closing, complied, as of its respective filing date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of EDVP as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) Between October 1, 2012 and the date hereof, except as disclosed in EDVP SEC Reports, there has not been any change in the business, operations or financial condition of EDVP that has had or reasonably would be expected to have a material adverse effect on EDVP.

(d) EDVP and EDVP Sub do not have any liability or obligation (absolute, accrued, contingent or otherwise) other than those, which arose in the ordinary course of their activities or under this Agreement.

4.16 Absence of Undisclosed Liabilities. Immediately prior to Closing, other than professional fees, EDVP will not have any net liabilities or net obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, after taking into account EDVP’s cash and cash equivalents and receivables, that could in the aggregate exceed $20,000 which have not been paid or discharged at that time.

4.17 Absence of Certain Changes or Events. Except as and to the extent disclosed in the SEC Reports, there has not been:

(a)	a EDVP Material Adverse Effect; or

(b)	any material change by EDVP in its accounting methods, principles or practices.

4.18 No Subsidiaries. Other than Endeavor Holdings, Ltd., EDVP does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

4.19 Personal Property. There are no fixtures, furniture, equipment, inventory, intellectual property, accounts receivable or other assets other than cash and its interest in this Agreement owned by EDVP.  EDVP is not a party to any leases for real or personal property.

4.20 Employees and Consultants.  EDVP does not have any employees or consultants, except as disclosed in the SEC Reports.  No unfair labor practice, or race, sex, age, disability or other discrimination complaint is pending, nor is any such complaint, to the knowledge of EDVP, threatened against EDVP before the National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, and no grievance is pending, nor is any grievance, to the knowledge of EDVP, threatened against EDVP or EDVP Sub.

4.21 Material Contracts and Transactions. There are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which EDVP is a party.

4.22 No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by EDVP to arise, between the accountants, and lawyers formerly or presently employed by EDVP, and EDVP is current with respect to any fees owed to its accountants and lawyers.

4.23 Transactions With Affiliates and Employees.  None of the current officers or directors of EDVP and none of the affiliates or employees of EDVP is presently a party to any transaction with EDVP (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of EDVP, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.24 Listing on the OTC Market. The EDVP Common Stock is quoted on the OTC Market and EDVP has and continues to satisfy all of the requirements of the OTC Market for such listing and for the trading of EDVP Common Stock thereunder.  EDVP has not been informed, nor does it have any knowledge, that the Financial Industry Regulatory Authority or any other regulatory agency will take action to cease the EDVP Common Stock from being quoted on the OTC Market.

4.25 No Brokers. EDVP has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

4.26 Certain Transactions. EDVP is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

4.27 Completeness of Disclosure. No representation or warranty by EDVP in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to PRLX pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.28 Tax Matters.

(a) Other than as disclosed to PRLX, EDVP has filed all Tax Returns and reports that is was required to file under applicable laws and regulations.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by EDVP (whether or not shown on any Tax Return) have been paid.  No claim has ever been made by an authority in a jurisdiction where EDVP does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are not Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of EDVP.  There are no pending audits of notice of returns being audited.

(b) EDVP has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.30                      SEC Comments.  Except as provided to PRLX, EDVP has received no comments from SEC with respect to its SEC Reports filed with the SEC.

5. CLOSING CONDITIONS

5.1 Conditions Precedent to Closing by EDVP. The obligation of EDVP to consummate the Transaction is subject to the satisfaction or waiver of the conditions set forth below on or before the Closing Date or such earlier date as hereinafter specified.  The Closing of the Transaction contemplated by this Agreement will be deemed to mean the satisfaction or waiver of all conditions to Closing. These conditions of closing are for the benefit of EDVP and may be waived by EDVP in its sole discretion.

(a)
Representations and Warranties. The representations and warranties of PRLX set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and PRLX will have delivered to EDVP a certificate dated as of the Closing Date, to the effect that the representations and warranties made by PRLX in this Agreement are true and correct.

(b)
Performance. All of the covenants and obligations that PRLX is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)
Transaction Documents. This Agreement, the PRLX Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to EDVP, will have been executed and delivered to EDVP by PRLX and the Shareholders.

(d)
Approvals. PRLX shall have delivered to EDVP minutes of meetings, written consents or other evidence satisfactory to EDVP that the board of directors of PRLX and Shareholders have approved this Agreement and the Plan of Merger.  On the Closing Date, PRLX will take all actions reasonably required to promptly file with the Secretary of State of the State of Nevada the Certificate of Merger.

(e)	Secretary’s Certificate – PRLX. PRLX will have delivered to EDVP a certificate from the Secretary of PRLX attaching:

(i)	a copy of PRLX’s articles, bylaws and all other incorporation documents, as amended through the Closing Date, and,

(ii)	copies of resolutions duly adopted by the board of directors of PRLX approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(f)
Third Party Consents. PRLX will have delivered to EDVP duly executed copies of all third party consents and approvals required by this Agreement to be obtained by PRLX, in form and substance reasonably satisfactory to EDVP.

(g)	Shareholder Approval. PRLX will have obtained the required Shareholder approvals required by the Transaction in form and substance reasonably satisfactory to EDVP.

(h)	Regulatory Approvals and Consents. PRLX will have obtained all approvals and consents required to carry out the Transaction, in form and substance reasonably satisfactory to EDVP.

(i)	No Material Adverse Change. No PRLX Material Adverse Effect will have occurred since the date of this Agreement.

(j)	No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement, or,

(ii)	cause the Transaction to be rescinded following consummation.

(k)	Outstanding Securities. PRLX will have no more than 24,870,000 shares of PRLX Common Stock issued and outstanding on the Closing Date.

(l)	Public Disclosure. PRLX will have delivered substantive information about its assets and personnel satisfactory to EDVP for completion of its public disclosure of the Transaction details.

(m)
Compliance with Securities Laws. PRLX will have delivered evidence satisfactory to EDVP that the PRLX Shares issuable in the Transaction will be issuable without registration pursuant to the 1933 Act and the Applicable Securities Legislation in reliance on a safe harbor from the registration requirements of the 1933 Act and the Applicable Securities Legislation.

(n)	Financial Statements. PRLX will have delivered all financial statements of PRLX prepared in US GAAP required to be filed by EDVP under Applicable Securities Legislation.

(o)	PRLX Debts. At the Closing PRLX shall have no liabilities, other than those in the ordinary course of business other than as disclosed in the Schedules hereto outstanding.

(p)
PRLX Legal Opinion.  EDVP will have received an opinion, dated as of the Closing Date, from counsel for PRLX, and such other local or special counsel as is appropriate, all of which opinion will be in the form and substance reasonably satisfactory to EDVP and its counsel.

5.2 Conditions Precedent to Closing by PRLX. The obligation of PRLX to consummate the Transaction is subject to the satisfaction or waiver of the conditions set forth below on or before the Closing Date or such earlier date as hereinafter specified.  The Closing of the Transaction will be deemed to mean the satisfaction or waiver of all conditions to Closing. These conditions precedent are for the benefit of PRLX and may be waived by PRLX in its discretion.

(a)
Representations and Warranties. The representations and warranties of EDVP and EDVP Sub set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and EDVP and EDVP Sub will have delivered to PRLX a certificate dated the Closing Date, to the effect that the representations and warranties made by EDVP and EDVP Sub in this Agreement are true and correct.

(b)
Performance. All of the covenants and obligations that EDVP is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. EDVP and EDVP Sub must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)	Compliance. Upon the closing of this Agreement, EDVP will be in compliance with its reporting requirements under the 1934 Act.

(d)
Transaction Documents. This Agreement, the EDVP Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to PRLX, will have been executed and delivered to PRLX by EDVP and EDVP Sub.

(e)	Secretary’s Certificate – EDVP and EDVP Sub. Each of EDVP and EDVP Sub will have delivered to PRLX a certificate from their respective Secretary attaching:

(i)	a copy of the articles of incorporation, bylaws and all other incorporation documents, as amended through the Closing Date, and

(ii)
copies of resolutions duly adopted by the boards of directors of EDVP and EDVP Sub and copies of consents of the shareholder of EDVP Sub approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(f)
Approvals. EDVP and EDVP Sub shall have delivered to PRLX minutes of meetings, written consents or other evidence satisfactory to PRLX that the board of directors of EDVP and EDVP Sub have approved this Agreement and the Plan of Merger and EDVP, as sole stockholder of EDVP Sub, has approved the Plan of Merger and Certificate of Merger.  On the Closing Date, PRLX and EDVP Sub are taking all actions reasonably required to promptly file with the Secretary of State of the State of Delaware the Certificate of Merger.

(g)
Director Appointments.  On the Closing Date, Edward W Withrow III, Edward W Withrow Jr., J. Michael Redmond, Jorn Gorlach, Anand Kumar and David Engert (the “Proposed Directors”) shall be appointed to the board of EDVP subject to applicable securities laws, provided that immediately prior to Closing the total number of board members of EDVP shall not exceed one (1) member.  On the Closing Date, EDVP’s sole board of director, Gardner Williams, shall resign and the EDVP board of directors shall consist of Edward W. Withrow III, Jorn Gorlach, J. Michael Redmond, E. William Withrow Jr., Anand Kumar and David Engert.

(h)	No Material Adverse Change. No EDVP Material Adverse Effect will have occurred since the date of this Agreement.

(i)
No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement, or

(ii)	cause the Transaction to be rescinded following consummation.

(j)
Outstanding Shares. EDVP will have issued and outstanding no more than 151,063,898 pre cancellation shares of EDVP Common Stock (60,523,363 post-cancellation shares of EDVP Common Stock) immediately prior to the issuance of the EDVP Shares as contemplated by this Agreement.

(k)	Regulatory Approvals and Consents. EDVP will have obtained all necessary approvals and consents to carry out the Transaction, in form and substance reasonably satisfactory to PRLX.

(l)
Public Market. On the Closing Date, the shares of EDVP Common Stock will be quoted on the OTC Market.  EDVP has not been informed, nor does it have any knowledge, that FINRA or any other regulatory agency will take action to cease the EDVP Common Stock from being quoted on the OTC Market.

(m)	EDVP Debts. EDVP will have provided evidence that it has satisfied or will otherwise provide for payment or cancellation of all material debt on its books and accounts payable.

(n)
Assumption of Contracts.  EDVP will enter into a mutually agreeable form of assignment and assumption agreement with PRLX whereby it will assume all of PRLX obligations under the PRLX material agreements listed in Schedule 6 hereto.

(o)	Stock Cancellation. EDVP will have cancelled an aggregate of 90,375,750 restricted shares of its common stock.

(p)	Stock Issuance. EDVP will cause to issue through a Treasury Order attached herewith as Schedule 12, as part of the Plan and Agreement of Merger,

(q)
EDVP Legal Opinion.  PRLX will have received a legal opinion, dated as of the Closing Date, from counsel for EDVP, and such other local or special legal counsel as is appropriate, all of which opinion shall be in the form and substance reasonably satisfactory to PRLX and its counsel.

5.3 Notification of Financial Liabilities. PRLX will immediately notify EDVP in accordance with Section 9.6 hereof, if PRLX receives any advice or notification from its independent certified public accounts that PRLX has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of PRLX, any properties, assets, liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

5.4 Access and Investigation. Between the date of this Agreement and the Closing Date, PRLX, on the one hand, and EDVP, on the other hand, will, and will cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)
furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and,

(c)	furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

5.5 Confidentiality.

(a)
All information regarding the business of PRLX including, without limitation, financial information that PRLX provided to EDVP will be kept in strict confidence by EDVP and will not be given to any other person or party or used (except in connection with due diligence and except as required to file a news release and 8-K disclosure regarding the transaction to the public after the Closing), dealt with, exploited or commercialized by EDVP or disclosed to any third party (other than EDVP’s professional accounting and legal advisors) without the prior written consent of PRLX. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from PRLX, EDVP will immediately return to PRLX (or as directed by PRLX) any information received regarding PRLX’s business, including copies thereof. Likewise, all information regarding the business of EDVP including, without limitation, financial information that EDVP provides to PRLX during its due diligence investigation of EDVP will be kept in strict confidence by PRLX and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by PRLX or disclosed to any third party (other than PRLX’s professional accounting and legal advisors) without EDVP’s prior written consent. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from EDVP, PRLX will immediately return to EDVP (or as directed by EDVP) any information received regarding EDVP’s business.  Each party will provide an affidavit to the other that all documents were returned.

(b)
EDVP and PRLX acknowledge and agree, subject to disclosure obligations under Applicable Securities Legislation or other laws or regulations, that neither party will make any public pronouncements concerning the terms of this Agreement without the express written consent of the other party, such consent will not be unreasonably withheld.

(c)
PRLX acknowledges and agrees to neither trade nor allow any of its employees or agents to trade in the securities of EDVP prior to Closing while in possession of material information about EDVP that has not been publicly disclosed.

(d)	EDVP acknowledges and agrees that it has previously executed a non-disclosure agreement with PRLX and that it will continue to be obligated by the terms of that non-disclosure agreement.

5.6 Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

5.7 Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, but in no event later than November 15, 2012, PRLX and EDVP will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of PRLX or EDVP, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

5.8 Conduct of PRLX and EDVP Business Prior to Closing. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, from the date of this Agreement to the Closing Date, and except to the extent that EDVP otherwise consents in writing, PRLX will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that PRLX otherwise consents in writing, EDVP will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

5.9 Full Disclosure Requirement. EDVP possesses, or expects to possess on or before the required filing date, all of the financial statements and financial information required to be included in the Report on Form 8-K to be filed by EDVP within four (4) business days after the consummation on the transactions contemplated by this Agreement.  PRLX will use its commercially reasonable best efforts to cooperate fully in providing EDVP with all information and documentation reasonably requested.

5.10 Post Closing - EDVP.  EDVP acknowledges that the Shareholders may require legal opinions on the removal of the restrictive legends on the share certificates pursuant to Rule 144 of the 1933 Act in order to sell their EDVP Shares in the future.  When a Shareholder reasonably requests it of EDVP, EDVP will pay for an attorney of EDVP’s choice to supply the legal opinion the Shareholder and will cooperate fully in providing the Shareholders with all information and documentation reasonably requested.

5.11 Certain Acts Prohibited – PRLX. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, PRLX will not, without the prior written consent of EDVP:

(a)	amend its articles, bylaws or other incorporation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of PRLX except in the ordinary course of business;

(c)	dispose of or contract to dispose of any PRLX property or assets, except in the ordinary course of business consistent with past practice;

(d)
issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the PRLX Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)	declare, set aside or pay any dividends on, or make any other distributions in respect of the PRLX Common Stock;

(f)	split, combine or reclassify any PRLX Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of PRLX Common Stock; or,

(g)
materially increase benefits or compensation expenses of PRLX, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

5.12 Certain Acts Prohibited - EDVP.  Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, EDVP will not, without the prior written consent of PRLX:

(a)	incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of EDVP except in the ordinary course of business consistent with past practice;

(b)	dispose of or contract to dispose of any EDVP property or assets except in the ordinary course of business consistent with past practice;

(c)
materially increase benefits or compensation expenses of EDVP, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person; or

(d)
issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of Company;

5.13 Public Announcements. Until the Closing Date, EDVP and PRLX each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement. PRLX acknowledges that EDVP must comply with Applicable Securities Legislation requiring full disclosure of material facts and agreements in which it is involved, and will co-operate to assist EDVP in meeting its obligations.

6. CLOSING

6.1 Closing. The Closing will take place on the Closing Date at the offices of the legal counsel for EDVP or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for PRLX and EDVP, provided such undertakings are satisfactory to each party’s respective legal counsel.

6.2 Closing Deliveries of PRLX. At Closing, PRLX will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to EDVP:

(a)
copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of PRLX evidencing approval of this Agreement and the Transaction and the requisite stockholder approval of the Transaction;

(b)	all certificates and other documents required by Section 7.1 of this Agreement;

(c)	a certificate of an officer of PRLX, dated as of Closing, certifying that:

(i)	each respective covenant and obligation of PRLX has been complied with, and

(ii)	each respective representation, warranty and covenant of PRLX is true and correct at the Closing as if made on and as of the Closing; and

(d)	the PRLX Documents and any other necessary documents, including the Certificate of Merger, each duly executed by PRLX, as required to give effect to the Transaction.

6.3 Closing Deliveries of EDVP and EDVP Sub. At Closing, EDVP and EDVP Sub will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to PRLX:

(a)
copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of EDVP and EDVP Sub evidencing approval of this Agreement and the Transaction and the requisite stockholder approval of the Transaction;

(b)	the EDVP Shares;

(c)	all certificates and other documents required by Section 7.2 of this Agreement;

(d)	a certificate of an officer of each of EDVP and EDVP Sub, dated as of Closing, certifying that:

(i)	each covenant and obligation of EDVP and EDVP Sub, respectively has been complied with, and

(ii)	each representation, warranty and covenant of EDVP and EDVP Sub, respectively, is true and correct at the Closing as if made on and as of the Closing; and

(e)	copies of resolutions of the board of directors of EDVP appointing the Proposed Directors of EDVP;

(f)
copy of the Securities and Exchange Commission Form 14F-1 to be filed with the Securities and Exchange Commission on behalf of EDVP reflecting the applicable changes in the Company as a result of the transactions contemplated hereby; and

(g)	the EDVP Documents and any other necessary documents, including the Articles of Merger each duly executed by EDVP and EDVP Sub, as applicable, as required to give effect to the Transaction;

7. TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of EDVP and PRLX;

(b)
EDVP, if there has been a material breach by PRLX or any Shareholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of PRLX or any Shareholder that is not cured, to the reasonable satisfaction of EDVP, within ten business days after notice of such breach is given by EDVP (except that no cure period will be provided for a breach by PRLX or any Shareholders that by its nature cannot be cured);

(c)
PRLX, if there has been a material breach by EDVP of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of EDVP that is not cured, to the reasonable satisfaction of PRLX, within ten business days after notice of such breach is given by PRLX (except that no cure period will be provided for a breach by EDVP that by its nature cannot be cured);

(d)	EDVP or PRLX, if the Transaction contemplated by this Agreement has not been consummated prior to November 15, 2012 unless EDVP and PRLX agree to extend such date in writing; or

(e)	EDVP or PRLX, if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction contemplated by this Agreement.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7 hereto, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations

8. INDEMNIFICATION, REMEDIES, SURVIVAL

8.1 Certain Definitions. For the purposes of this Section 8.1, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses of an amount not less than $5,000, but excluding any indirect, consequential or punitive damages suffered by EDVP or PRLX including damages for lost profits or lost business opportunities.

8.2 PRLX Indemnity. PRLX will indemnify, defend, and hold harmless EDVP and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by EDVP and its shareholders by reason of, resulting from, based upon or arising out of:

(a)
any misrepresentation, misstatement or breach of warranty of PRLX contained in or made pursuant to this Agreement, any PRLX Document or any certificate or other instrument delivered pursuant to this Agreement; and

(b)
the breach or partial breach by PRLX of any covenant or agreement of PRLX made in or pursuant to this Agreement, any PRLX Document or any certificate or other instrument delivered pursuant to this Agreement.

8.3 EDVP and EDVP Sub Indemnity.  Each of EDVP and EDVP Sub will indemnify, defend, and hold harmless PRLX from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by PRLX by reason of, resulting from, based upon or arising out of:

(a)
any misrepresentation, misstatement or breach of warranty of EDVP or EDVP Sub, respectively contained in or made pursuant to this Agreement, any EDVP Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)
the breach or partial breach by EDVP or EDVP Sub of any covenant or agreement of EDVP of EDVP Sub, respectively, made in or pursuant to this Agreement, any EDVP Document or any certificate or other instrument delivered pursuant to this Agreement.

9. GENERAL

9.1 Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties, indemnifications and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. The representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

9.2 Further Assurances and Provision of Information. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. PRLX agrees to provide such information as requested by EDVP in a timely manner prior to closing, and allow EDVP and its representatives free access to all books, records, and other information of PRLX and to their personnel and advisors.

9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

9.4 Expenses. PRLX will bear the expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

9.5 Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

9.6 Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses specified by a party to the others from time to time for notice purposes.  All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)	in the case of mailing, on the fifth business day following mailing.

9.7 Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.8 Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

9.9 Assignment. This Agreement may not be assigned (except by operation of law) by any party without the express, written approval of the other parties to this Agreement, such approval will not be unreasonably withheld by any of the parties to this Agreement.

9.10 Force Majeure.  The obligations of the parties and the timeframes established pursuant to this Agreement will be suspended to the extent and for the period that performance hereunder is prevented by factors beyond any of the parties’ reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of god, laws, regulations, orders, proclamations or requests of any governmental or regulatory authority, inability to obtain on reasonable terms required permits, licenses or other authorizations, or any other matter similar to the above.

9.11 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein and the courts thereof will have non-exclusive jurisdiction over any disputes relating hereto.

9.12 Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.14 Facsimile Execution. This Agreement may be executed by delivery of executed signature pages by fax or other electronic transmission and such fax or electronic execution will be effective for all purposes.

9.15 Independent Legal Advice.  All parties to this agreement confirm that they have been given an opportunity to seek and obtain independent legal advice prior to execution of this Agreement and have consulted their respective advisors respecting the legal effects of this Agreement and any tax implications of the Transaction.

9.16 Schedules and Exhibits. The schedules and exhibits that are attached to this Agreement are incorporated herein.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ENDEAVOR POWER CORP. (a Nevada corporation)

By:         /s/ Gardner Williams
Authorized Signatory
Name: Gardner Williams
Title: President, Director

PARALLAX DIAGNOSTICS, INC. (a Nevada corporation)

By:         /s/ J. Michael Redmond
Authorized Signatory
Name: J. Michael Redmond
Title: President & Director

ENDEAVOR HOLDINGS, LTD. (a Nevada corporation)

By:         /s/ Gardner Williams
Authorized Signatory
Name: Gardner Williams
Title:    President & Director

PARALLAX SHAREHOLDERS

By:         /s/ Edward W. Withrow III
Authorized Signatory
Name:  Edward W. Withrow III
Title:    President & Director
 Montecito Bio Sciences, Ltd.

SCHEDULE 1

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG EDVP, PRLX, EDVP SUB & PRLX SHAREHOLDERS

PRLX Shareholders

Name	Address	PRLX	EDVR
Jorn & Jennifer Gorlach	3194 Quarry Road, Manchester, NJ 08759	1,260,000	4,578,747
Ian Gorlach	2132 N 200 Road, Wellsville, KS-66092	420,000	1,526,249
Max Gorlach	2132 N 200 Road, Wellsville, KS-66092	420,000	1,526,249
Ana Gorlach	2132 N 200 Road, Wellsville, KS-66092	420,000	1,526,249
Jade Gorlach	2132 N 200 Road, Wellsville, KS-66092	420,000	1,526,249
Avantegarde, LLC	3194 Quarry Road, Manchester, NJ 08759	1,365,000	4,960,310
Victor Parker	7137 Telegraph Road Montebello, CA 90640	420,000	1,526,249
Withrow, Sinclair & Co	1327 Ocean Ave Suite M Santa Monica, CA 90401	2,908,500	10,569,275
Maria K. Sandoval	7026 Dume Dr. #B Malibu, CA 90265	2,100,000	7,631,245
Kasper Group, Ltd.	2722 Mirasol Loop Round Rock, TX 78681	210,000	763,125
Calli Bucci	1327 Ocean Ave Suite M Santa Monica, CA 90401	105,000	381,562
Palisades Management	860 Via De La Paz Suite E-3A Pacific Palisades, CA 90272	105,000	381,562
Christian Oliver	1327 Ocean Ave Suite M Santa Monica, CA 90401	105,000	381,562
Warren K Withrow	1327 Ocean Ave Suite M Santa Monica, CA 90401	105,000	381,562
E William Withrow Jr.	133 Cumberland Way Alameda, CA 94502	42,000	152,625
Chase W Withrow	1327 Ocean Ave Suite M Santa Monica, CA 90401	42,000	152,625
Nicole Withrow	133 Cumberland Way Alameda, CA 94502	21,000	76,312
Stella Rose Drury	133 Cumberland Way Alameda, CA 94502	10,500	38,156
Kasper Wilde Withrow	2722 Mirasol Loop Round Rock, TX 78681	10,500	38,156
Daniel Sandoval	1327 Ocean Ave Suite M Santa Monica, CA 90401	10,500	38,156
Montecito Bio Sciences, Ltd	1327 Ocean Ave Suite M Santa Monica, CA 90401	10,500,000	38,156,227
John Ogden	675 Bering Dr. Ste. 675 Houston, TX 77057	500,000	1,816,963
Anthony Piziali	313 TAYLOR AVE Alameda, CA 94501	500,000	1,816,963
Skyy Holdings, Inc.	9663 SANTA MONICA BLVD Suite 835 Beverly Hills CA 90210	500,000	1,816,963
HGE, Inc.	8491 Sunset Blvd Suite 110 Los Angeles CA 90069	500,000	1,816,963
Oracle Capital Partners LLC	6365 COLLINS AVE SUITE 3403 Miami, FL 33141	400,000	1,453,567
Bradley Brothers, LLC	7450 S SANDBAR WILLOW PLACE Tucson, AZ 85747	250,000	908,481
J. Michael Redmond	10 Canterbury Road Windham, NH 03087	125,000	454,240
Greg Suess	955 Roscomare Road Bel Air, CA 90077	75,000	272,544
Grant Park	1327 Ocean Ave Suite M Santa Monica, CA 90401	20,000	72,678
The Kasper Group, Ltd.	2722 Mirasol Loop Round Rock, TX 78681	700,000	2,543,748
Amersey Investments, LLC	300 Center Avenue, Suite #202 Bay City, MI 48708	300,000	1,090,177
Totals		24,870,000	90,375,750

SCHEDULE 2

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG EDVP, PRLX, EDVP SUB & PRLX SHAREHOLDERS

Directors And Officers Of PRLX

Name and Positions held

J. Michael Redmond	President, Director
Calli Bucci	Chief Financial Officer
Kyle W. Withrow	Secretary
Edward W. Withrow III	Chairman
Jorn Gorlach	Director
David Engert	Director
Anand Kumar	Director
E. William Withrow Jr.

Certificate of Officer

I, J. MICHAEL REDMOND, CERTIFY THAT I am the President of PARALLAX DIAGNOSTICS, INC. (the “Company”), a Nevada corporation, and that, in such capacity and not in my personal capacity, I am authorized to execute this certificate (“Officer’s Certificate”) on behalf of the Company, which is being delivered pursuant to the Company’s obligation under Section 6.2(c) of the Agreement and Plan of Merger dated November 1, 2012 (the “Agreement”), among the Company, Endeavor Power Corp. (“EDVP”) a Nevada corporation and Endeavor Holdings, Inc. (the “EDVP Sub”) a Nevada corporation as set out in the Agreement.  All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.  I DO FURTHER CERTIFY that the following attached documents are true copies of the specified documents of the Company.  I assume the genuineness of all signatures submitted to me as copies or facsimile or email signatures on such documents.

1.	The Articles of Incorporation, as amended, of the Company;

2.	The Bylaws, as amended, of the Company; and

3.	Consent Resolutions duly adopted by the board of directors of the Company approving the execution and delivery of the Agreement and the consummation of the transaction contemplated therein.

This Officer’s Certificate may be sent by electronic transmission and shall be deemed to be original.

CERTIFIED true and correct this 1st day of November 2012.

PARALLAX DIAGNOSTICS, INC.

Per:           /s/ J. Michael Redmond
J. Michael Redmond
President

SCHEDULE 3

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG EDVP, PRLX, EDVP SUB& PRLX SHAREHOLDERS

Directors And Officers Of EDVP

Name and Positions held:

Gardner Williams                                           President, Director

Directors And Officers Of Endeavor Power Corp.

Name and Positions held:

Gardner Williams                                           President, Director

ENDEAVOR POWER CORP.

Certificate of Officer

I, GARDNER WILLIAMS, CERTIFY THAT I am the President of ENDEAVOR POWER CORP. (the “Company”), a Nevada corporation, and that, in such capacity and not in my personal capacity, I am authorized to execute this certificate (“Officer’s Certificate”) on behalf of the Company, which is being delivered pursuant to the Company’s obligation under Section 6.2(c) of the Agreement and Plan of Merger dated November 1, 2012 (the “Agreement”), among the Company, Endeavor Holdings, Inc. (the “EDVP Sub”) a Nevada corporation and Parallax Diagnostics, Inc. (“PRLX”) a Nevada corporation as set out in the Agreement.  All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.  I DO FURTHER CERTIFY that the following attached documents are true copies of the specified documents of the Company.  I assume the genuineness of all signatures submitted to me as copies or facsimile or email signatures on such documents.

4.	The Articles of Incorporation, as amended, of the Company;

5.	The Bylaws, as amended, of the Company; and

6.	Consent Resolutions duly adopted by the board of directors of the Company approving the execution and delivery of the Agreement and the consummation of the transaction contemplated therein.

This Officer’s Certificate may be sent by electronic transmission and shall be deemed to be original.

CERTIFIED true and correct this 1st day of November 2012.

ENDEAVOR POWER CORP.

Per:           /s/ Gardner Williams
Gardner Williams
President

Directors And Officers Of Endeavor Holdings, Inc.

Name and Positions held:

Gardner Williams                                           President, Director

ENDEAVOR HOLDINGS, INC.

Certificate of Officer

I, GARDNER WILLIAMS, CERTIFY THAT I am the President of ENDEAVOR HOLDINGS, INC. (the “Company”), a Nevada corporation, and that, in such capacity and not in my personal capacity, I am authorized to execute this certificate (“Officer’s Certificate”) on behalf of the Company, which is being delivered pursuant to the Company’s obligation under Section 6.3(d) of the Agreement and Plan of Merger dated November 1, 2012 (the “Agreement”), among the Company, Endeavor Power Corp. a Nevada corporation and Parallax Diagnostics, Inc. (“PRLX”) as set out in the Agreement.  All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.  I DO FURTHER CERTIFY that the following attached documents are true copies of the specified documents of the Company.  I assume the genuineness of all signatures submitted to me as copies or facsimile or email signatures on such documents.

7.	The Articles of Incorporation, as amended, of the Company;

8.	The Bylaws, as amended, of the Company; and

9.	Consent Resolutions duly adopted by the board of directors of the Company approving the execution and delivery of the Agreement and the consummation of the transaction contemplated therein.

This Officer’s Certificate may be sent by electronic transmission and shall be deemed to be original.

CERTIFIED true and correct this 1st day of November 2012.

ENDEAVOR HOLDINGS, INC.

Per:           /s/ Gardner Williams
Gardner Williams
President

SCHEDULE 4

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG EDVP,
PRLX, EDVP SUB & PRLX SHAREHOLDERS

PRLX Liabilities

1.           J. Michael Redmond                                                                                     $
2.           Huntington Chase Financial Group, LLC                                                  $
3.           Grady Thrasher
4.           Stan Lee
5.           Transfer Agent
6.

SCHEDULE 5

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG EDVP, PRLX, EDVP SUB & PRLX SHAREHOLDERS

PRLX Leases, Subleases, Claims, Capital Expenditures, Taxes and Other Property Interests

The only existing lease that PRLX has is with Monitor Business Suites, Inc.:

Located At:
2 Canal Park 5th Floor
Cambridge, MA
02141

PRLX has no subleases, claims, capital expenditures, taxes or other property interests.

SCHEDULE 6A

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG
EDVP, PRLX AND THE SHAREHOLDERS OF PRLX

Form of Certificate of U.S. Shareholder

In connection with the issuance of common stock (the “Pubco Shares”) of Endeavor Power Corp., a Nevada corporation (“Pubco”), to the undersigned, pursuant to that certain Agreement and Plan of Merger dated November 1, 2012 (the “Agreement”), between Pubco, Pubco Sub, PRLX and MBS as set out in the Agreement the undersigned Selling Shareholder (a “Selling Shareholder”), hereby agrees, acknowledges, represents and warrants that:

1.           it satisfies one or more of the categories of "Accredited Investors", as defined by Regulation D promulgated under the United States Securities Act of 1933, as amended (the “1933 Act”), as indicated below:  (Please initial in the space provide those categories, if any, of an "Accredited Investor" which the undersigned satisfies.)

_______ Category 1
An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Pubco Shares, with total assets in excess of US $5,000,000.

_______ Category 2	A natural person whose individual net worth, or joint net worth with that person's spouse, on the date of purchase exceeds US $1,000,000.
_______ Category 3
A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person's spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

_______ Category 4
A "bank" as defined under Section (3)(a)(2) of the 1933 Act or savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act acting in its individual or fiduciary capacity; a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934  (United States); an insurance company as defined in Section 2(13) of the 1933 Act; an investment company registered under the Investment Company Act of 1940 (United States) or a business development company as defined in Section 2(a)(48) of such Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958 (United States); a plan with total assets in excess of $5,000,000 established and maintained by a state, a political subdivision thereof, or an agency or instrumentality of a state or a political subdivision thereof, for the benefit of its employees; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (United States) whose investment decisions are made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, whose investment decisions are made solely by persons that are accredited investors.

_______ Category 5	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (United States).
_______ Category 6	A director or executive officer of Pubco.
_______ Category 7
A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated Person as described in Rule 506(b)(2)(ii) under the 1933 Act.

_______ Category 8	An entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories.

Note that for any of the Selling Shareholders claiming to satisfy one of the above categories of Accredited Investor may be required to supply the Company with a balance sheet, prior years' federal income tax returns or other appropriate documentation to verify and substantiate the Subscriber's status as an Accredited Investor.

If the Selling Shareholder is an entity which initialled Category 8 in reliance upon the Accredited Investor categories above, state the name, address, total personal income from all sources for the previous calendar year, and the net worth (exclusive of home, home furnishings and personal automobiles) for each equity owner of the said entity:_________________________________________________________________

2.           none of the Pubco Shares have been or will be registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in compliance with any applicable state and foreign securities laws;

 3.           the Selling Shareholder understands and agrees that offers and sales of any of the Pubco Shares shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws;

 4.           the Selling Shareholder understands and agrees not to engage in any hedging transactions involving any of the Pubco Shares unless such transactions are in compliance with the provisions of the 1933 Act and in each case only in accordance with applicable state and provincial securities laws;

 5.           the Selling Shareholder is acquiring the Pubco Shares for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Pubco Shares in the United States or to U.S. Persons;

 6.           Pubco has not undertaken, and will have no obligation, to register any of the Pubco Shares under the 1933 Act;

 7.           Pubco is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of the Selling Shareholder contained in the Agreement and this Certificate, and the Selling Shareholder will hold harmless Pubco from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by the Selling Shareholder not being true and correct;

 8.           the Selling Shareholder has been advised to consult their own respective legal, tax and other advisors with respect to the merits and risks of an investment in the Pubco Shares and, with respect to applicable resale restrictions, is solely responsible (and Pubco is not in any way responsible) for compliance with applicable resale restrictions;

 9.           the Selling Shareholder and the Selling Shareholder’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from Pubco in connection with the acquisition of the Pubco Shares under the Agreement, and to obtain additional information, to the extent possessed or obtainable by Pubco without unreasonable effort or expense;

 10.           the books and records of Pubco were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the undersigned during reasonable business hours at its principal place of business and that all documents, records and books in connection with the acquisition of the Pubco Shares under the Agreement have been made available for inspection by the undersigned, the Selling Shareholder’s attorney and/or advisor(s);

11.           the Selling Shareholder:

(a)
is knowledgeable of, or has been independently advised as to, the applicable securities laws of the securities regulators having application in the jurisdiction in which the Selling Shareholder is resident (the “International Jurisdiction”) which would apply to the acquisition of the Pubco Shares;

(b)           the Selling Shareholder is acquiring the Pubco Shares pursuant to exemptions from prospectus or equivalent requirements under applicable securities laws or, if such is not applicable, the Selling Shareholder is permitted to acquire the Pubco Shares under the applicable securities laws of the securities regulators in the International Jurisdiction without the need to rely on any exemptions;

(c)           understands and agrees that the applicable securities laws of the authorities in the International Jurisdiction do not require Pubco to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of the Pubco Shares; and

(d)           the acquisition of the Pubco Shares by the Selling Shareholder does not trigger:

(i)	any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction; or

(ii)	any continuous disclosure reporting obligation of Pubco in the International Jurisdiction; and

the Selling Shareholder will, if requested by Pubco, deliver to Pubco a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in Sections 11(c) and 11(d) above to the satisfaction of Pubco, acting reasonably;

12.           the Selling Shareholder (i) is able to fend for itself in connection with the acquisition of the Pubco Shares; (ii) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the Pubco Shares; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

 13.           the Selling Shareholder is not aware of any advertisement of any of the Pubco Shares and is not acquiring the Pubco Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

 14.           no person has made to the Selling Shareholder any written or oral representations:

(a)           that any person will resell or repurchase any of the Pubco Shares;

(b)           that any person will refund the purchase price of any of the Pubco Shares;

(c)           as to the future price or value of any of the Pubco Shares; or

(d)
that any of the Pubco Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Pubco Shares on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the common shares of Pubco on the OTC Bulletin Board;

15.           none of the Pubco Shares are listed on any stock exchange or automated dealer quotation system and no representation has been made to the Selling Shareholder that any of the Pubco Shares will become listed on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the common shares of Pubco on the OTC Bulletin Board;

 16.           the Selling Shareholder is acquiring the Pubco Shares as principal for their own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Pubco Shares;

 17.           neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Pubco Shares;

 18.           the Selling Shareholder acknowledges and agrees that Pubco shall refuse to register any transfer of Pubco Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration under the 1933 Act;

19.           Pubco has advised the Selling Shareholder that Pubco is relying on an exemption from the prospectus and registration requirements of the Applicable Securities Legislation (as such term is defined in the Agreement) to issue the Pubco Shares, and the Selling Shareholder will not receive information that would otherwise be required to be provided to the Selling Shareholder pursuant to Applicable Securities Legislation.

20.           the Selling Shareholder understands and agrees that the Pubco Shares will bear the following legend:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND WERE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

21.           the address of the Selling Shareholder included herein is the sole address of the Selling Shareholder as of the date of this certificate.

IN WITNESS WHEREOF, I have executed this Certificate of U.S. Shareholder.

If a Corporation, Partnership or Other Entity:	If an Individual:
Print or Type Name of Entity	Signature
Signature of Authorized Signatory	Print or Type Name
Address	Address
Type of Entity	Social Security/Tax I.D. Number
Social Security/Tax I.D. Number

SCHEDULE 6B

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG
EDVP, PRLX AND THE SHAREHOLDERS OF PRLX

Form of Certificate of Non-U.S. Shareholder

In connection with the issuance of common stock (the “Pubco Shares”) of Endeavor Power Corp., a Nevada corporation (“Pubco”), to the undersigned, pursuant to that certain Agreement and Plan of Merger dated November 1, 2012 (the “Agreement”), between Pubco and the shareholders of PRLX as set out in the Agreement (each, a “Selling Shareholder”), the undersigned Selling Shareholder hereby agrees, acknowledges, represents and warrants that:

1.           the undersigned is not a “U.S. Person” as such term is defined by Rule 902 of Regulation S under the United States Securities Act of 1933, as amended (“U.S. Securities Act”) (the definition of which includes, but is not limited to, an individual resident in the U.S. and an estate or trust of which any executor or administrator or trust, respectively is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the U.S.);

2.           none of the Purchaser Securities have been or will be registered under the U.S. Securities Act, or under any state securities or “blue sky” laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and foreign securities laws;

3.           the undersigned understands and agrees that offers and sales of any of the Purchaser Securities prior to the expiration of a period of one year after the date of original issuance of the Purchaser Securities (the one year period hereinafter referred to as the Distribution Compliance Period) shall only be made in compliance with the safe harbour provisions set forth in Regulation S, pursuant to the registration provisions of the U.S. Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the U.S. Securities Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws;

4.           the undersigned understands and agrees not to engage in any hedging transactions involving any of the Purchaser Securities unless such transactions are in compliance with the provisions of the U.S. Securities Act and in each case only in accordance with applicable state and provincial securities laws;

5.           the undersigned is acquiring the Purchaser Securities for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Purchaser Securities in the United States or to U.S. Persons;

6.           the undersigned has not acquired the Purchaser Securities as a result of, and will not itself engage in, any directed selling efforts (as defined in Regulation S under the U.S. Securities Act) in the United States in respect of the Purchaser Securities which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Purchaser Securities; provided, however, that the undersigned may sell or otherwise dispose of the Purchaser Securities pursuant to registration thereof under the U.S. Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements;

7.           the statutory and regulatory basis for the exemption claimed for the sale of the Purchaser Securities, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act or any applicable state and provincial securities laws;

8.           the undersigned has not undertaken, and will have no obligation, to register any of the Purchaser Securities under the U.S. Securities Act;

9.           Purchaser is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of Vendor contained in the Agreement and those of the undersigned contained in this Certificate, and the undersigned will hold harmless Purchaser from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by Vendor and/or the undersigned not being true and correct;

10.           the undersigned has been advised to consult their own respective legal, tax and other advisors with respect to the merits and risks of an investment in the Purchaser Securities and, with respect to applicable resale restrictions, is solely responsible (and Purchaser is not in any way responsible) for compliance with applicable resale restrictions;

11.           none of the Purchaser Securities are listed on any stock exchange or automated dealer quotation system and no representation has been made to the undersigned that any of the Purchaser Securities will become listed on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the common shares of Purchaser on the OTC Bulletin Board;

12.           the undersigned is outside the United States when receiving and executing this Agreement and is acquiring the Purchaser Securities as principal for their own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Purchaser Securities;

13.           neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Purchaser Securities;

14.           the Purchaser Securities are not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States;

15.           the undersigned acknowledges and agrees that Purchaser shall refuse to register any transfer of Purchaser Securities not made in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration under the U.S. Securities Act;

16.           the undersigned understands and agrees that the Purchaser Securities will bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

17.           the address of the undersigned included herein is the sole address of the undersigned as of the date of this certificate.

IN WITNESS WHEREOF, I have executed this Certificate of Non-U.S. Shareholder.

If a Corporation, Partnership or Other Entity:	If an Individual:
Print or Type Name of Entity	Signature
Signature of Authorized Signatory	Print or Type Name
Address	Address
Type of Entity	Social Security/Tax I.D. Number
Social Security/Tax I.D. Number

SCHEDULE 7

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG EDVP, PRLX, EDVP SUB & PRLX SHAREHOLDERS

PRLX Material Agreements

1.	J. Michael Redmond	Employment Agreement
2.	Huntington Chase Financial Group, LLC	Consulting Agreement
3.	Agreement of the Assignment of Intellectual Property	Assignment of 510K Tests
4.	Agreements and License of Intellectual Property	License of Patents
5.	Joyce, Thrasher Kaiser & Liss Engagement Agreement	SEC Counsel
6.	Stan Lee CPA	Public Auditor

SCHEDULE 8

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG EDVP, PRLX, EDVP SUB & PRLX SHAREHOLDERS

PRLX Employees and Consultants

1.) Employees:

Name                                   Position

J. Michael Redmond          President

2.) Consultants:

Name

Dr. Roger Morris
Ricky Richardson
Michael Contarino
Dr. David Stark

3.)           Contractors:

Joyce, Thrasher, Kaiser & Liss, LP
Stan Lee CPA
Huntington Chase Financial Group, LLC

SCHEDULE 9

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG EDVP, PRLX, EDVP SUB & PRLX SHAREHOLDERS

PATENTS AND TRADEMAKS

Patents Pending

•	US2006051348: Method of Producing a Plurality of Isolated Antibodies
•	US2006052948: Method of Producing Drugs, Targeting Moieties or Diagnostics
•	US 11/856,925: Method for Determining the Immune State of a Subject
•	US 11/924,033: Portable Apparatus for Improved Sample Analysis *

* US 11/924,033 is currently also applied for under PCT in ALL countries

Trademarks

Pending Trademarks:

Target Systems (Logo)

SCHEDULE 10

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG
EDVP, PRLX, EDVP SUB & PRLX SHAREHOLDERS

FDA 510K CLEARED TESTS

Device Name	510(k) Number

Rubella-Cube TM	K892051
Cmv-Cube TM	K884842
Blue Dot Test for Pregnancy	K884017
First Sign (Pregnancy, Hcg)	K973208
V-Trend Target Im Test (infect mononucleosis)	K890041
Target Strep A (Streptococcus Spp.)	K8800460
Target Cocaine Metabolites-R	K910122
Target Cocaine Metabolites-V	K910123
Target Myoglobin Test	K963680
Target CK-Mb TM	K890295
Target Aso Test	K910073
Target Hcg	K914303
Target Cannabinoids-V Test	K910892
Target Cannabinoids-R Test	K910893
Target/Amphetamine Methamphetamine-V(visual Meth)	K910738
Target/Amphetamine Methamphetamine –R (Reader Meth)	K910739
Target Quantitative Hog One Step	K903937
V-Trend Target Rf Test	K904105
V-Trend Target Cup Test	K892231
Target Quantitative Hcg	K890131
Target Opiate-R	K890978
Target Opiate-V	K890979
V-Trend Target Cup Test	K890423
Target Reader	K885254

SCHEDULE 11

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG EDVP, PRLX, EDVP SUB & PRLX SHAREHOLDERS

PRLX
Financial Statements

Audited Financial Statement for Year End December 31, 2011:
March 31, 2012 Quarterly Review, June 30, 2012 Quarterly Review and September 30, 2012 Quarterly Review
Prepared by Stan Lee
Chartered Accountants and Advisors

SCHEDULE 11

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG
 EDVP, PRLX, EDVP SUB & PRLX SHAREHOLDERS

Pending or Threatened Litigation, Claims and Assessments

There are no known pending or threatened litigation, claims or assessments against PRLX.

Unasserted Claims and Assessments

There are no known unasserted claims and assessments against PRLX.

SCHEDULE 10

TO THE AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 1, 2012 AMONG
EDVP, PRLX, EDVP SUB & PRLX SHAREHOLDERS

EDVP Shareholder Cancellation Resolution

CANCELLATION RESOLUTION
CORPORATE RESOLUTION AUTHORIZING RETIREMENT/OUTRIGHT
CANCELLATION WITHOUT REISSUANCE OF THE
ATTACHED CERTIFICATES

______________ENDEAVOR POWER CORP _______________

___________________COMMON________________________
           CLASS OF STOCK

RESOLVED, THAT ISLAND STOCK TRANSFER STOCK, TRANSFER AGENT FOR THE ABOVE CLASS OF STOCK FOR THE ABOVE COMPANY, IS AUTHORIZED BY THE COMPANY TO CANCEL ALL CERTIFICATE(S) LISTED BELOW, WHICH ARE PRESENTED TO THE STOCK TRANSFER AGENT FOR OUTRIGHT CANCELLATION, AND DECREASE THE OUTSTANDING SHARES ON THE BOOKS OF THE COMPANY.

ORIGINAL CERTIFICATE(S) PRESENTED FOR CANCELLATION (PLEASE TYPE)

Registered		Certificate	Number	Cancellation	Restricted or
Name		Number	Of Shares	Date	Free Trading
1)	THE MUSSER GROUP, LLC	3058	5,000,000	11-01-2012	144
2)	THE MUSSER GROUP, LLC	3059	5,000,000	10-01-2012	144
3)	MANDALAY VENTURES, LLC	3056	34,556,250	10-01-2012	144
4)	REGAL CAPITAL
	DEVELOPMENT, CORP.	3057	45,819,500	10-01-2012	144

DECREASING THE NUMBER OF SHARES OUTSTANDING BY 90,375,750 SHARES.

(NOTE – THIS RESOLUTION IS ONLY USED TO DECREASE THE CONTROL BOOK, NOT FOR A CORPORATE STOCK TRANSFER).

I, THE UNDERSIGNED, QUALIFIED OFFICER AND/OR COUNSEL OF THE ABOVE NAMED COMPANY, DO HEREBY INDEMNIFY ISLAND STOCK TRANSFER AND THEIR EMPLOYEES AGAINST ANY AND ALL ACTIONS TAKEN BY THE ABOVE COMPANY, AND CERTIFY THAT THIS IS A TRUE COPY OF A RESOLUTION, SET FORTH AND ADOPTED ON THE BELOW DATE, AND THAT THE SAID RESOLUTION HAS NOT BEEN IN ANY WAY RESCINDED, ANNULLED OR REVOKED BUT THE SAME IS STILL IN FULL FORCE AND EFFECT.

10.    /S/ Edward W. Withrow III       Edward W. Withrow III

    OFFICER’S SIGNATURE               OFFICER’S NAME PRINTED

Chairman                                              October 25, 2012
                TITLE OF OFFICER                                           DATE

     617.209.7999                                           888.899.1443
TELEPHONE NUMBER                              FACSIMILE NUMBER

NOTE

NOTE-ALL CERTIFICATE(S) LISTED ABOVE FOR OUTRIGHT CANCELLATION MUST BE PRESENTED TO ISLAND STOCK TRANSFER PRIOR TO THE EXECUTION OF THIS RESOLUTION.

 PRLX-EDVP AGREEMENT & PLAN OF MERGER 11-01-12